Garrison Capital Inc. Declares Second Quarter 2014 Distribution of $0.35 Per Share and Announces First Quarter Financial Results and Earnings Call

NEW YORK, NEW YORK – May 9, 2014 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the first fiscal quarter ended March 31, 2014.

References to “we,” “us,” “our” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

First Quarter 2014 Highlights

×	Net increase in net assets resulting from operations for the quarter ended March 31, 2014 was $10.7 million, or $0.64 per share;

×	Net investment income of $2.9 million or $0.17 per share;

×	Net realized gains of $8.9 million or $0.53 per share;

×	Net change in unrealized depreciation of investments of $(1.1) million or $(0.06) per share; and

×	Our board of directors declared a second quarter distribution of $0.35 per share, payable on June 27, 2014 to stockholders of record as of June 13, 2014.

Consolidated Results of Operations

Consolidated operating results for the three months ended March 31, 2014 and December 31, 2013 are as follows:

	Three Months Ended March 31, 2014	Three Months Ended December 31, 2013
Dollar amounts in thousands, except per share data	(Unaudited)	(Unaudited)
Net investment income	$2,889	$5,334
Total investment income	$11,282	$11,382
Net expenses	$8,393	$6,048
Net realized gain/(loss) on investments	$8,897	$(729)
Net change in unrealized (depreciation)/appreciation on investments	$(1,109)	$2,067

Net investment income per share	$0.17	$0.32
Net realized gain/(loss) on investments per share	$0.53	$(0.04)
Net earnings per share	$0.64	$0.40

Total investment income for the three months ended March 31, 2014 was $11.3 million and net investment income was $2.9 million. Total expenses for the three months ended March 31, 2014 were $8.4 million.

We realized a net gain on investments of $8.9 million and net unrealized depreciation on investments of $(1.1) million. Net realized gains for the three months ended March 31, 2014 was driven primarily by $8.1 million of realized gains incurred as a result of the sale of the parent company of one portfolio investment, Anchor Drilling Fluids USA, Inc. (“Anchor”), resulting in the early full repayment of the debt and sale of the equity, with the remaining net realized gain of $0.8 million resulting from the early full repayment of eight portfolio investments and other partial repayments.

The net change in unrealized depreciation for the three months ended March 31, 2014 was driven primarily by the reversal of prior period unrealized appreciation in the amount of $(1.8) million as a result of the sale of Anchor. The remaining net change in unrealized appreciation on investments is due to the increase in the market value of the remaining portfolio in the amount of $0.8 million, which was offset by the reversal of prior period unrealized appreciation of $(0.1) million.

Portfolio and Investment Activities

For the three months ended March 31, 2014, we executed originations or purchases of investments and draws on previously unfunded revolvers in the amount of $83.0 million, $64.5 million of which was in our core portfolio which we define as those investments that generally yield 9.0% or greater. Core investments as a percentage of our overall portfolio increased to 70.6% in the first quarter of 2014 from 68.0% in the fourth quarter of 2014.

For the three months ended March 31, 2014, we originated, purchased or made follow-on investments in our core portfolio totaling $64.5 million of par which represents an average new loan size of $16.1 million with a weighted average yield of 11.3%. Of the total additions to our core portfolio, three totaling $31.0 million of par (cost of $30.3 million) represent originated assets and one totaling $9.0 million (cost of $9.0 million) represents a club deal. Follow-on investments consist of the upsize to four of our existing originations in the amount of $5.8 million (cost of $5.8 million), $3.2 million (cost of $3.2 million) represents an upsize to three of our existing club deals, $6.3 million (cost of $5.8 million) represents an upsize to four of our existing purchased loans and $9.2 million (cost of $9.2 million) in consumer loans with projected unlevered returns (net of estimated credit losses) of approximately 10.5%. Early full repayments, including partial repayments, on our core portfolio totaled $34.6 million.

For the three months ended March 31, 2014, in our transitory portfolio, which we have defined as those investments below the low end of our core portfolio yield target of 9.0%, we purchased six new investments totaling $18.5 million of par (cost of $17.9 million) which represent an average new loan size of $3.1 million with a weighted average yield of 6.3%. Early full repayments on six loans totaled par of $19.8 million and partial repayments totaled par of $1.5 million in our transitory portfolio

From April 1, 2014 through May 2, 2014 we originated one new investment, one club deal, upsized two of our existing originated investments and closed additional consumer loan purchases for a total increase to par in our core portfolio of $40.0 million with a weighted average yield of 10.4%. From April 1, 2014 through May 2, 2014 repayments in our core portfolio, consisted of the early full repayment of one investment and partial repayments for a total of $9.3 million of par with a weighted average yield of 9.4%.

From April 1, 2014 through May 2, 2014 repayments in our transitory portfolio, consisted of the sale of five investments, the early full repayment of one investment and partial repayments for a total of $22.8 million of par with a weighted average yield of 6.0%.

The following table shows select information of our portfolio as of March 31, 2014.

Summary of Portfolio Characteristics (dollar amounts in millions)	March 31, 2014

Total Market Value	$455.2
Number of portfolio companies	71

Average investment size (1)	$5.3
Weighted average yield (2)	10.0%
Weighted average price (1)	99.1

First lien	85.3%
Second lien	5.2%
Mezzanine	1.6%
Consumer loans	5.3%
Real estate loans	2.2%
Equity	0.4%

Core	70.6%
Transitory	29.4%

Originated (3)	36.1%
Club (4)	19.9%
Purchased	44.0%

Fixed (1)	8.1%
Floating (1)	91.9%

Performing (1)	100.0%
Non-performing (1)	0.0%

Weighted average debt / EBITDA (1) (2)	3.5
Weighted average risk rating	2.28

(1)	Excludes consumer loans and equity investments
(2)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments
(3)	Originated positions include investments where we have sourced and led the execution of the deal
(4)	Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not lead the deal.

Liquidity and Capital Resources

As of March 31, 2014, we had cash and cash equivalents of $26.4 million and cash and cash equivalents, restricted of $12.4 million.

In addition, our transitory portfolio consists of approximately thirty three portfolio companies with a total par value of $136.9 million ($120.6 million of par pro forma for repayments from April 1, 2014 through May 2, 2014) and a fair value of $133.9 million. We intend to migrate out of these assets over time into those meeting our core portfolio yield. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On May 6, 2014 the Board approved a distribution in the amount of $5.9 million, or $0.35 a share, which will be paid on June 27, 2014 to stockholders of record as of June 13, 2014.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in our periodic reports filed with the Securities and Exchange Commission.

For the six months ending June 30, 2014, our Investment Adviser has agreed to waive that portion of its income based incentive fee, if any, necessary for the Company’s net investment income per share plus net realized gain (loss) per share (excluding any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to April 1, 2013) for the six months ending June 30, 2014 to equal $0.70 per share, net of fee waivers.

Earnings Conference Call

We will hold a conference call at 10:30 a.m. (Eastern Time) on Monday, May 12, 2014 to discuss our quarterly financial results. All interested parties are welcome to participate. For the First Quarter March 31, 2014 Earnings Presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.garrisoncapitalbdc.com) and click on the First Quarter March 31, 2014 Earnings Presentation under Upcoming Events.

The conference call can be accessed at the following dial-in number: (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 34583703. All participants are asked to dial-in to the conference call 10-15 minutes prior to the call so that name and company information can be collected.

An archived replay of the call will be available within two hours after the call until 11:59 p.m. (Eastern Time) on June 12, 2014. To hear the replay, please dial (855) 859-2056. International dialers, please dial (404) 537-3406. For all replays, please enter the Conference ID 34583703.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

Brian Chase

www.garrisoncapitalbdc.com

(212) 372-9590